Exhibit 99.1

 MAXIMUS REPORTS FISCAL 2005 FIRST QUARTER RESULTS AND

INITIATES QUARTERLY CASH DIVIDEND

(RESTON, Va. – February 2, 2005) – MAXIMUS (NYSE: MMS), a leading provider of consulting, systems solutions and operations management primarily to state and local government, today reported results for its first fiscal quarter ended December 31, 2004.  The highlights for the quarter include:

•                  Revenue for the quarter increased 10% over the same period last year to $152.5 million

•                  Net income for the quarter was $9.0 million, or $0.42 per diluted share, in-line with previous Company guidance

•                  Cash provided by operations was $10.1 million for the quarter resulting in cash, cash equivalents and marketable securities of $142.3 million at quarter end

•                  DSOs were 99 days at December 31, 2004, including $4.5 million of net long-term receivables included in other assets

•                  Year-to-date contracts signed were $447 million and total pipeline was $1.16 billion at January 27, 2005

•                  Initiated a quarterly cash dividend of $0.10 per share

Revenue for the first quarter grew 10% to $152.5 million compared to revenue of $138.9 million for the first quarter of fiscal 2004.  Year-over-year organic growth for the quarter was 8.9%.  Net income for the fiscal 2005 first quarter was $9.0 million, or $0.42 per diluted share, compared to $9.1 million, or $0.42 per diluted share, in the prior-year period.

“Our first quarter developed as expected and keeps us on track to realize our financial and operating goals for the full fiscal year,” commented Lynn Davenport, Chief Executive Officer, “First quarter results were driven primarily by higher Health Services revenue in the Operations Segment and new Systems Segment license fees.  Additionally, sequential financial performance improved in our underperforming practices.  While we are encouraged with this progress, we will strive for continued improvement particularly in Revenue Services which performed below our expectations.”

Consulting

Consulting Segment revenue for the first quarter was 16% of total Company revenue and was $24.4 million compared to $26.7 million for the same period last year.  The Education practice areas performed well with solid double-digit revenue gains realized in both Educational Systems and School-based Claiming.  However, results from the Financial Services practices were softer on a year-over-year basis with lower revenue contributions.  First quarter operating income for the Consulting Segment totaled $904,000.  This expected year-over-year decline is attributable to decreased contributions in the Financial Services practice which includes contingency-based contracts where revenue and profit contributions can fluctuate.  The sequential profit declines from the fourth quarter were primarily a result of seasonality in the education practice areas which benefit from increased workloads in the fiscal fourth quarter as school districts seek to complete projects before the start of the school year.

Systems

Systems Segment revenue was 23% of total Company revenue and increased 4.5% for the period to $34.8 million from $33.3 million in last year’s first quarter.  Systems operating income for the first quarter totaled $5.0 million with the operating margin improving both sequentially and year-over-year to 14.5%.  These first quarter improvements were generated by increased license sales by both Asset Solutions and Justice Solutions.  Operating margins for the Systems Segment are currently expected to return to more normalized levels in the second quarter.

Operations

Revenue for the Operations Segment represented 61% of total Company revenue and increased 18.2% in the quarter to $93.3 million compared to the same period a year ago.  Total operating margin for the Operations Segment was 8.9% with a Health Services margin contribution of 12.0% and Human Services margin of 4.0%.

The revenue gains in this business were driven by a 44% increase in Health Services revenue to $57.0 million for the quarter versus $39.6 million in the same period last year.  These gains are primarily attributable to the California Healthy Families program, which began operations in the second quarter of fiscal 2004, and the remaining increase resulted from new work principally in the federal marketplace.

First quarter Human Services revenue was $36.3 million, down 7.7% year-over-year but comparable to fiscal 2004 fourth quarter revenue of $36.8 million.  Compared to the first quarter of fiscal 2004, revenue and operating income were impacted primarily by the performance of Child Support Services which had fewer contracts in the first fiscal quarter of 2005.

Sales and Pipeline Activity

Year-to-date signed contract wins through January 27, 2005 totaled $447 million (which included the $268 million British Columbia contract), compared to $134 million reported at January 30, 2004. New contracts pending (awarded but unsigned) totaled $78 million compared to $95 million, reported for the same period last year.  Sales opportunities at January 27, 2005, totaled $1.16 billion (consisting of $559 million in proposals pending, $48 million in proposals in preparation, and $553 million in proposals tracking) compared to $1.02 billion reported at January 30, 2004.

Liquidity and Dividend

The Company generated cash from operations totaling $10.1 million in the first quarter.  Days Sales Outstanding at December 31, 2004 were 99 days (including $4.5 million of net long-term receivables now reported in other assets) and were impacted by seasonal factors.

At December 31, 2004, cash, cash equivalents and marketable securities totaled $142.3 million.  Under its ongoing stock repurchase program, the Company repurchased 146,000 shares of common stock, spending approximately $4.3 million during the quarter.  At December 31, 2004 MAXIMUS had approximately $29.5 million available under the current Board-authorized share repurchase program.

Additionally, MAXIMUS announced today that its Board of Directors has declared a quarterly cash dividend of $0.10 per share, payable on February 28, 2005 to shareholders of record on February 15, 2005.

Mr. Davenport elaborated on the Company’s consistent cash generation and the dividend, “Given our strong liquidity and capitalization as well as our historic record of profitability and solid cash flow from operations, a dividend is appropriate.  This is further confirmation of the Company’s ability to deliver substantive returns to our shareholders and differentiates us from many of our competitors.  The dividend may expand our shareholder base, without compromising our ability to finance organic growth and pursue strategic acquisitions, as appropriate.”  Mr. Davenport concluded by commenting on current market demands, “Overall, we remain comfortable with current market dynamics, and we are particularly encouraged by the volume and size of new business opportunities coming to market.  MAXIMUS delivers innovative products, fresh ideas, alternative solutions and our recent successes on winning large deals against incumbent competitors have further solidified our brand reputation in the marketplace.”

Outlook

For fiscal 2005, the Company’s full year estimates remain unchanged with revenue in the range of $625 million to $650 million and diluted earnings per diluted share of $1.78 to $1.88.  For the second fiscal quarter, the Company expects revenue to be comparable to its first fiscal quarter with earnings per diluted share in-line with current consensus estimates of approximately $0.44.

These estimates do not include the impact of expensing stock options as will be required under the new accounting standard effective July 1, 2005.  As disclosed in the Company’s Annual Report on Form 10-K, the expensing of options in fiscal 2004 would have reduced full year EPS by approximately $0.23.  MAXIMUS will begin expensing options in the fiscal 2005 September quarter.  The impact of adoption will depend on levels of options granted in the future.  However, the expected quarterly impact on fully diluted earnings per share will be approximately $0.05.

The Company will host a conference call on Thursday, February 3rd, at 9:00 a.m. ET which is open to the public and can be accessed by calling:

800.480.6924 (Domestic)/706.634.5555 (International)

For those unable to listen to the live call, a replay will be available through Friday, February 11th 2005 at midnight (ET).  Callers can access the replay by dialing:

Replay:  800.642.1687 or 706.645.9291

Passcode: 3684852

MAXIMUS is one of America’s leading government services companies devoted to providing consulting, health and human services program management, and information technology services. The Company has approximately 5,100 employees located in more than 220 offices in the United States, Canada, and Australia.  In 1999, 2001, and 2002, MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year. MAXIMUS was selected by Business Week Magazine as one of the 100 Best Hot Growth Small Companies in 1999, 2000, 2001, and 2002.  Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenue, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (file number 001-12997) on December 10, 2004.

CONTACTS:

Lisa Miles

Investor Relations

703.251.8637

Rachael Rowland

Public/Media Relations

703.251.8688

MAXIMUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2004	December 31, 2004
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$91,854	$94,557
Marketable securities	47,400	47,750
Restricted cash	1,379	1,400
Accounts receivable – billed, net of reserves of $5,567 and $6,331	111,834	119,202
Accounts receivable – unbilled	42,280	41,936
Prepaid expenses and other current assets	9,673	7,021
Total current assets	304,420	311,866
Property and equipment, at cost	52,676	54,493
Less accumulated depreciation and amortization	(26,983)	(28,722)
Property and equipment, net	25,693	25,771
Capitalized software	30,918	33,806
Less accumulated amortization	(12,667)	(13,906)
Capitalized software, net	18,251	19,900
Deferred contract costs, net	15,475	14,867
Goodwill	84,886	85,143
Intangible assets, net	9,807	9,293
Other assets, net	6,215	5,780
Total assets	$464,747	$472,620

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,476	$26,178
Accrued compensation and benefits	21,224	19,573
Deferred revenue	21,195	21,414
Income taxes payable	—	3,054
Deferred income taxes	1,930	1,517
Current portion of capital lease obligations	1,649	1,613
Other accrued liabilities	1,432	1,470
Total current liabilities	74,906	74,819
Capital lease obligations, less current portion	5,108	4,738
Deferred income taxes	10,766	11,675
Other liabilities	419	298
Total liabilities	91,199	91,530
Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 21,319,847 and 21,266,550 shares issued and outstanding at September 30, 2004 and December 31, 2004, at stated amount, respectively	147,966	146,164
Accumulated other comprehensive loss	(345)	(50)
Retained earnings	225,927	234,976
Total shareholders’ equity	373,548	381,090
Total liabilities and shareholders’ equity	$464,747	$472,620

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2003	2004
Revenue	$138,894	$152,495
Cost of revenue	96,311	108,090
Gross profit	42,583	44,405
Selling, general and administrative expenses	27,652	29,549
Income from operations	14,931	14,856
Interest and other income, net	192	100
Income before income taxes	15,123	14,956
Provision for income taxes	5,974	5,907
Net income	$9,149	$9,049

Earnings per share:
Basic	$0.43	$0.43
Diluted	$0.42	$0.42

Weighted average shares outstanding:
Basic	21,378	21,307
Diluted	21,933	21,551

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2003	2004

Cash flows from operating activities:
Net income	$9,149	$9,049

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,787	1,739
Amortization	1,373	1,753
Deferred income taxes	3,802	496
Tax benefit due to option exercises and Restricted Stock Units vesting	2,269	224
Non-cash equity based compensation	206	316

Change in assets and liabilities, net of effects from acquisitions:
Accounts receivable - billed	19,147	(7,368)
Accounts receivable - unbilled	(8,224)	344
Prepaid expenses and other current assets	401	2,208
Deferred contract costs	(4,942)	608
Other assets	(184)	495
Accounts payable	(1,246)	(1,298)
Accrued compensation and benefits	(3,656)	(1,651)
Deferred revenue	(820)	218
Income taxes payable	(2,837)	3,054
Other liabilities	(227)	(102)

Net cash provided by operating activities	15,998	10,085

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(601)	(257)
Purchases of property and equipment	(1,708)	(1,817)
Capitalized software costs	(1,019)	(2,888)
Other	177	328

Net cash used in investing activities	(3,151)	(4,634)

Cash flows from financing activities:
Employee stock transactions	13,593	1,937
Repurchases of common stock	(335)	(4,280)
Payments on capital lease obligations	(46)	(405)

Net cash provided by (used in) financing activities	13,212	(2,748)

Net increase in cash and cash equivalents	26,059	2,703

Cash and cash equivalents, beginning of period	117,372	91,854

Cash and cash equivalents, end of period	$143,431	$94,557

MAXIMUS, Inc.

SUPPLEMENTAL SEGMENT INFORMATION

(In thousands)

(Unaudited)

The following table provides certain financial information for each of the Company’s business segments

	Three Months Ended December 31,
	2003	2004
Revenue:
Consulting	$26,672	$24,396
Systems	33,293	34,801
Operations	78,929	93,298
Total	$138,894	$152,495

Income from Operations:
Consulting	$3,682	$904
Systems	3,431	5,048
Operations	7,656	8,300
Consolidating adjustments	162	604
Total	$14,931	$14,856